EXHIBIT 99

PRESS RELEASE DATED APRIL 26, 2017

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2017 RESULTS

NOTABLE ITEMS INCLUDE:

•	NET INTEREST MARGIN EXPANDED NINE BASIS POINTS TO 3.04% FROM 2.95% FOR THE COMPARABLE PRIOR YEAR QUARTER AND SEVEN BASIS POINTS FROM 2.97% FOR THE FOURTH QUARTER OF 2016

•	NET INTEREST INCOME INCREASED $1.9 MILLION, OR 7.9%, OVER THE COMPARABLE PRIOR YEAR QUARTER AND WAS STABLE COMPARED TO THE FOURTH QUARTER OF 2016

•	ORIGINATED LOANS HELD-FOR-INVESTMENT, NET, GREW BY 4.6% FROM DECEMBER 31, 2016

•	NON-INTEREST EXPENSE DECREASED $4.0 MILLION, OR 18.4%, FROM THE COMPARABLE PRIOR YEAR QUARTER AND INCREASED $1.0 MILLION, OR 5.8%, FROM THE FOURTH QUARTER OF 2016

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS AT 0.19% OF TOTAL ASSETS AND NON PERFORMING LOANS AT 0.21% OF TOTAL LOANS

•	CAPITAL REMAINS STRONG AT 16.4%

•	CASH DIVIDEND OF $0.08 PER SHARE OF COMMON STOCK DECLARED PAYABLE MAY 24, 2017 TO STOCKHOLDERS OF RECORD AS OF MAY 10, 2017

WOODBRIDGE, NEW JERSEY, APRIL 26, 2017....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.21 for the quarter ended March 31, 2017, compared to diluted earnings per common share of $0.08 for the quarter ended March 31, 2016. Earnings for the quarter ended March 31, 2017, reflect the adoption of Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”) that resulted in a $1.7 million, or $0.04 per diluted share, reduction in income tax expense, and $1.5 million, or $0.02 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. Earnings for the quarter ended March 31, 2016, included merger-related expenses associated with the acquisition of Hopewell Valley Community Bank (“Hopewell Valley”) of approximately $1.9 million, net of tax, or $0.04 per diluted share.
John W. Alexander, Chairman and Chief Executive Officer, commented, “Strong earnings for the first quarter were driven by solid fundamentals that were enhanced by required accounting changes related to exercised stock options and proceeds received from our bank owned life insurance. While overall loans grew over 2.2 percent non-annualized in the quarter, originated loans increased over 4.6 percent non-annualized. Growth in originated loans, coupled with increased yields on other earning assets, were the primary drivers of a seven basis point expansion of our net interest margin over the linked quarter. Earnings for the quarter, as compared to prior year’s quarter, also benefited from our continued focus and discipline on managing our operating expenses.”
Mr. Alexander further noted, “I am pleased to announce the declaration of a $0.08 per common share dividend by the Board of Directors. This dividend will be payable on May 24, 2017, to stockholders of record on May 10, 2017.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2017 and 2016

Net income was $9.9 million and $3.7 million for the quarters ended March 31, 2017, and March 31, 2016, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.9 million increase in net interest income, a $503,000 increase in the provision for loan losses, a $1.9 million increase in non-interest income, a $4.0 million decrease in non-interest expense, and a $1.0 million increase in income tax expense.

Net interest income for the quarter ended March 31, 2017, increased $1.9 million, or 7.9%, primarily due to a $184.5 million, or 5.5%, increase in our average interest-earning assets and a nine basis point increase in our net interest margin to 3.04%. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $293.3 million and other securities of $5.2 million, partially offset by decreases in average mortgage-backed securities of $86.6 million and interest-earning deposits in financial institutions of $28.6 million. The increase in average loans was primarily due to originated loan growth. The quarter ended March 31, 2017, included loan prepayment income of $327,000 as compared to $244,000 for the quarter ended March 31, 2016. Yields earned on interest-earning assets increased six basis points to 3.65% for the quarter ended March 31, 2017, from 3.59% for the quarter ended March 31, 2016. The cost of interest-bearing liabilities decreased four basis points to 0.79% for the current quarter as compared to 0.83% for the comparable prior year quarter, primarily due to lower rates on borrowed funds.

The provision for loan losses increased by $503,000 to $372,000 for the quarter ended March 31, 2017, from a negative provision of $131,000 for the quarter ended March 31, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans and net recoveries during the quarter ended March 31, 2017. Net recoveries, primarily due to insurance proceeds received related to a previously impaired loan, were $317,000 for the quarter ended March 31, 2017, compared to net charge-offs of $261,000 for the quarter ended March 31, 2016.

Non-interest income increased $1.9 million, or 86.0%, to $4.1 million for the quarter ended March 31, 2017, from $2.2 million for the quarter ended March 31, 2016. The increase was primarily the result of an increase of $1.5 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and $406,000 in gains on securities transactions, net. Securities gains, net, in the quarter ended March 31, 2017, included gains of $408,000 related to the Company’s trading portfolio, while the comparative 2016 quarter included losses of $49,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $4.0 million, or 18.4%, to $17.5 million for the quarter ended March 31, 2017, from $21.5 million for the quarter ended March 31, 2016. The decrease was primarily due to a $3.2 million reduction in merger-related expenses associated with the Hopewell Valley acquisition reflected in the first quarter of 2016. Compensation and employee benefits expense decreased $1.7 million, primarily due to a reduction in severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition in the prior year quarter, partially offset by annual merit-related salary increases and an increase in expense related to the Company’s deferred compensation plan, which is described above, and had no effect on net income. Data processing costs decreased $698,000, primarily due to non-recurring conversion costs of $650,000 associated with the Hopewell Valley acquisition incurred in the prior year first quarter. Professional fees decreased $371,000 due to $557,000 of non-recurring merger-related professional fees associated with the Hopewell Valley acquisition incurred in the first quarter of 2016, partially offset by an increase in other professional fees. FDIC insurance expense decreased by $217,000 due to a reduction in the FDIC's assessment rates for depository institutions with less than $10.0 billion in assets, which became effective in the quarter ended September 30, 2016. Other expense decreased by $788,000, primarily due to lower Directors' equity award expense, and lower advertising expense, due in part to lower printing and production costs associated with Hopewell Valley customer communications and data conversion mailings in the first quarter of 2016.

The Company recorded income tax expense of $3.0 million for the quarter ended March 31, 2017, compared to $1.9 million for the quarter ended March 31, 2016. The effective tax rate for the quarter ended March 31, 2017, was 22.9% compared to 34.5% for the quarter ended March 31, 2016. The Company adopted ASU 2016-09 in the first quarter of 2017, which resulted in, among other things, a $1.7 million reduction in income tax expense related to the exercise or vesting of equity awards. Previously, these tax benefits were recorded through equity as an adjustment to additional paid in capital. In addition, the effective tax rate for the quarter ended March 31, 2017, was affected by $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. In accordance with accounting standards, the tax effect will be recognized evenly throughout the year. Management estimates the full year tax effect will be $570,000, of which $143,000 was recognized in the first quarter of 2017. The remaining $427,000 ($0.01 per diluted share) will be recognized over the remaining three quarters of 2017.

Comparison of Operating Results for the Three Months Ended March 31, 2017, and December 31, 2016

Net income was $9.9 million and $8.2 million for the quarters ended March 31, 2017, and December 31, 2016, respectively. Significant variances from the prior quarter are as follows: a $1.5 million increase in non-interest income, a $968,000 increase in non-interest expense, and a $1.3 million decrease in income tax expense.

Net interest income for the quarter ended March 31, 2017, was stable compared to the quarter ended December 31, 2016. Net interest margin increased seven basis points to 3.04% for the quarter ended March 31, 2017, from 2.97% for the quarter ended December 31, 2016, primarily due to higher yields on interest earning assets. The quarter ended March 31, 2017 included loan prepayment income of $327,000 as compared to $539,000 for the quarter ended December 31, 2016. Yields earned on interest-earning assets increased seven basis points to 3.65% for the quarter ended March 31, 2017, from 3.58% for the quarter ended December 31, 2016, while the cost of interest-bearing liabilities remained stable at 0.79% for the quarter ended March 31, 2017, as compared to 0.78% for the quarter ended December 31, 2016.

The provision for loan losses increased by $92,000 to $372,000 for the quarter ended March 31, 2017, from $280,000 for the quarter ended December 31, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans and net recoveries during the quarter ended March 31, 2017. Net recoveries, primarily resulting from insurance proceeds received related to a previously impaired loan, were $317,000 for the quarter ended March 31, 2017, compared to net charge-offs of $25,000 for the quarter ended December 31, 2016.

Non-interest income increased $1.5 million, or 56.9%, to $4.1 million for the quarter ended March 31, 2017, from $2.6 million for the quarter ended December 31, 2016. The increase was primarily the result of an increase of $1.5 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and, to a lesser extent, $207,000 in gains on securities transactions, net, partially offset by decreases in fees and service charges for customers and other non-interest income. Securities gains, net, in the quarter ended March 31, 2017, included gains of $408,000 related to the Company’s trading portfolio, while the December 31, 2016 quarter included gains of $118,000 related to the Company’s trading portfolio. As discussed above, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan. Gains and losses on trading securities have no effect on net income as the Company records an equal and offsetting amount in compensation expense.

Non-interest expense increased $1.0 million, or 5.84%, to $17.5 million for the quarter ended March 31, 2017, from $16.6 million for the quarter ended December 31, 2016, due primarily to a $1.1 million increase in compensation and employee benefits attributable to annual merit related salary increases, an increase in employer matching of payroll taxes that is generally higher during the first half of the year, higher medical benefits expense, and an increase in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.

The Company recorded income tax expense of $3.0 million for the quarter ended March 31, 2017, compared to $4.3 million for the quarter ended December 31, 2016. The effective tax rate for the quarter ended March 31, 2017 was 22.9% compared to 34.5% for the quarter ended March 31, 2016. The adoption of ASU 2016-09 in the first quarter of 2017 resulted in, among other things, a $1.7 million reduction in income tax expense related to the exercise or vesting of equity awards. Previously, these tax benefits were recorded through equity as an adjustment to additional paid in capital. In addition, the effective tax rate for the quarter ended March 31, 2017, was affected by $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. In accordance with accounting standards, the tax effect will be recognized evenly throughout the year. Management estimates the full year tax effect will be $570,000, of which $143,000 was recognized in the first quarter of 2017. The remaining $427,000 ($0.01 per diluted share) will be recognized over the remaining three quarters of 2017.

Financial Condition
Total assets decreased $6.1 million, or 0.2%, to $3.84 billion at March 31, 2017, from $3.85 billion at December 31, 2016. The decrease was primarily due to decreases in cash and cash equivalents of $44.8 million and securities available-for-sale of $27.7 million, partially offset by an increase in loans held-for-investment, net, of $66.2 million.

As of March 31, 2017, we estimate our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 379%. Management believes that Northfield Bank (the

Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $66.2 million to $3.03 billion at March 31, 2017, from $2.97 billion at December 31, 2016. Originated loans held-for-investment, net, totaled $2.24 billion at March 31, 2017, as compared to $2.14 billion at December 31, 2016. The increase was primarily due to an increase in multifamily real estate loans of $102.4 million, or 6.8%.  The following table details our multifamily real estate originations for the three months ended March 31, 2017 and 2016 (dollars in thousands):

For the Three Months Ended March 31, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$125,145	3.48%	61%	81	V	25 to 30 Years
2,290	3.76%	40%	180	F	15 Years
$127,435	3.48%	61%

For the Three Months Ended March 31, 2016
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$50,287	3.50%	57%	87	V	30 Years
2,675	3.96%	36%	181	F	15 Years
$52,962	3.53%	56%
Acquired loans decreased by $32.5 million to $760.7 million at March 31, 2017, from $793.2 million at December 31, 2016. The decrease was primarily due to paydowns.
Purchased credit-impaired (PCI) loans totaled $29.7 million at March 31, 2017, as compared to $30.5 million at December 31, 2016, and include $4.9 million of PCI loans acquired as part of the Hopewell Valley acquisition. The remaining $24.8 million of PCI loans were primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation. The Company accreted interest income of $1.9 million for the three months ended March 31, 2017, compared to $1.3 million for the three months ended March 31, 2016.

The Company’s available-for-sale securities portfolio totaled $471.2 million at March 31, 2017, compared to $498.9 million at December 31, 2016, the decrease being primarily attributable to paydowns. At March 31, 2017, $420.9 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $45.4 million in corporate bonds, all of which were considered investment grade at March 31, 2017, and other securities of $4.7 million (including $1.3 million of equity investments in money market mutual funds).

Total liabilities decreased $15.3 million, or 0.5%, to $3.21 billion at March 31, 2017, from $3.23 billion at December 31, 2016.  The decrease was primarily attributable to decreases in deposits of $37.3 million and securities sold under agreements to repurchase of $4.0 million, partially offset by an increase in other borrowings of $26.2 million.

Deposits decreased $37.3 million, or 1.4%, to $2.68 billion at March 31, 2017, as compared to $2.71 billion at December 31, 2016. The decrease was attributable to decreases of $88.0 million in transaction accounts and $17.5 million in savings accounts, partially offset by increases of $36.5 million in money market accounts and $31.6 million in certificates of deposit accounts.

Borrowings and securities sold under agreements to repurchase increased by $22.2 million, or 4.7%, to $495.4 million at March 31, 2017, from $473.2 million at December 31, 2016. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies. The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2017 (dollars in thousands):

Year	Amount	Weighted Average Rate
2017	$137,000	1.16%
2018	142,715	1.66%
2019	123,502	1.48%
2020	80,000	1.64%
2021	—	—%
	$483,217	1.47%

Total stockholders’ equity increased by $9.2 million to $630.4 million at March 31, 2017, from $621.2 million at December 31, 2016. The increase was primarily attributable to net income of $9.9 million for the quarter ended March 31, 2017, and to a lesser extent a reduction in accumulated other comprehensive loss and the recognition of compensation expense associated with equity awards, partially offset by dividend payments of approximately $3.7 million.
Asset Quality

The following table details total originated and acquired (excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2017, and December 31, 2016 (dollars in thousands):

	March 31, 2017	December 31, 2016
Non-accrual loans:
Real estate loans:
Commercial	$3,404	$5,513
One-to-four family residential	1,013	1,629
Multifamily	904	43
Home equity and lines of credit	123	127
Commercial and industrial	81	9
Total non-accrual loans	5,525	7,321
Loans delinquent 90 days or more and still accruing:
Real estate loans:
Commercial	258	—
One-to-four family residential	216	52
Multifamily	428	—
Home equity and lines of credit	3	8
Other	17	—
Total loans delinquent 90 days or more and still accruing	922	60
Total non-performing loans	6,447	7,381
Other real estate owned	850	850
Total non-performing assets	$7,297	$8,231
Non-performing loans to total loans held-for-investment, net	0.21%	0.25%
Non-performing assets to total assets	0.19%	0.21%
Loans subject to restructuring agreements and still accruing	20,868	20,628
Accruing loans 30 to 89 days delinquent	15,784	10,100

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $15.8 million and $10.1 million at March 31, 2017, and December 31, 2016, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2017, and December 31, 2016 (dollars in thousands):

	March 31, 2017	December 31, 2016
Real estate loans:
Commercial	$7,600	$4,578
One-to-four family residential	6,042	3,621
Multifamily	1,760	1,440
Home equity and lines of credit	286	263
Commercial and industrial loans	96	148
Other loans	—	50
Total delinquent accruing loans	$15,784	$10,100

Included in loans 30 to 89 days delinquent at March 31, 2017, is one commercial real estate loan with a balance of $1.2 million and one one-to-four family residential loan with a balance of $1.7 million for which payments were made in early April and are now current.

PCI Loans (Held-for-Investment)

At March 31, 2017, 7.7% of PCI loans were past due 30 to 89 days, and 15.7% were past due 90 days or more, as compared to 6.6% and 19.3%, respectively, at December 31, 2016.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9)	1.05%	0.41%	0.85%
Return on equity (ratio of net income to average equity) (8) (9)	6.44	2.44	5.24
Average equity to average total assets	16.29	16.69	16.14
Interest rate spread	2.86	2.76	2.80
Net interest margin	3.04	2.95	2.97
Efficiency ratio(2) (10) (11)	56.92	79.75	56.52
Non-interest expense to average total assets (10)	1.85	2.39	1.71
Non-interest expense to average total interest-earning assets (10)	2.00	2.56	1.85
Average interest-earning assets to average interest-bearing liabilities	128.71	128.05	128.53
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.29	0.21
Non-performing loans(3) to total loans(4)	0.21	0.39	0.25
Allowance for loan losses to non-performing loans held-for-investment(5)	392.18	229.77	333.23
Allowance for loan losses to originated loans held-for-investment, net(6)	1.08	1.20	1.10
Allowance for loan losses to total loans held-for-investment, net(7)	0.83	0.89	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three months ended March 31, 2017, includes a $1.7 million tax benefit from the adoption of ASU 2016-09 and tax-exempt income of $1.5 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The three months ended March 31, 2016, includes charges of $1.9 million, net of tax, associated with the acquisition of Hopewell Valley.
(10) The three months ended March 31, 2016, includes pre-tax charges of $3.2 million associated with the acquisition of Hopewell Valley.
(11) The three months ended March 31, 2017, includes tax-exempt income of $1.5 million from bank owned life proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$14,312	$18,412
Interest-bearing deposits in other financial institutions	36,994	77,673
Total cash and cash equivalents	51,306	96,085
Trading securities	8,396	7,857
Securities available-for-sale, at estimated fair value	471,165	498,897
Securities held-to-maturity, at amortized cost	10,092	10,148
(estimated fair value of $10,040 at March 31, 2017, and $10,118 at December 31, 2016)
Originated loans held-for-investment, net	2,243,870	2,144,346
Loans acquired	760,698	793,240
Purchased credit-impaired (PCI) loans held-for-investment	29,717	30,498
Loans held-for-investment, net	3,034,285	2,968,084
Allowance for loan losses	(25,284)	(24,595)
Net loans held-for-investment	3,009,001	2,943,489
Accrued interest receivable	9,794	9,714
Bank owned life insurance	147,752	148,047
Federal Home Loan Bank of New York stock, at cost	26,293	25,123
Premises and equipment, net	26,183	26,910
Goodwill	38,411	38,411
Other real estate owned	850	850
Other assets	44,713	44,563
Total assets	$3,843,956	$3,850,094

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,676,270	$2,713,587
Securities sold under agreements to repurchase	4,000	8,000
Federal Home Loan Bank advances and other borrowings	491,443	465,206
Advance payments by borrowers for taxes and insurance	15,309	12,331
Accrued expenses and other liabilities	26,553	29,774
Total liabilities	3,213,575	3,228,898
Total stockholders’ equity	630,381	621,196
Total liabilities and stockholders’ equity	$3,843,956	$3,850,094

Total shares outstanding	48,843,879	48,526,658
Tangible book value per share (1)	$12.09	$11.97

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.6 million and $1.7 million at March 31, 2017, and December 31, 2016, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Interest income:
Loans	$29,008	$26,888	$28,984
Mortgage-backed securities	2,356	2,769	2,510
Other securities	252	173	246
Federal Home Loan Bank of New York dividends	371	277	310
Deposits in other financial institutions	82	62	60
Total interest income	32,069	30,169	32,110
Interest expense:
Deposits	3,620	3,424	3,615
Borrowings	1,772	2,017	1,811
Total interest expense	5,392	5,441	5,426
Net interest income	26,677	24,728	26,684
Provision for loan losses	372	(131)	280
Net interest income after provision for loan losses	26,305	24,859	26,404
Non-interest income:
Fees and service charges for customer services	1,218	1,198	1,307
Income on bank owned life insurance	2,458	989	997
Gains on securities transactions, net	408	2	201
Other	63	40	138
Total non-interest income	4,147	2,229	2,643
Non-interest expense:
Compensation and employee benefits	9,972	11,699	8,889
Occupancy	2,957	3,062	2,814
Furniture and equipment	305	354	347
Data processing	1,161	1,859	1,135
Professional fees	870	1,241	840
FDIC insurance	258	475	276
Other	2,021	2,809	2,275
Total non-interest expense	17,544	21,499	16,576
Income before income tax expense	12,908	5,589	12,471
Income tax expense	2,960	1,929	4,273
Net income	$9,948	$3,660	$8,198
Net income per common share:
Basic	$0.22	$0.08	$0.18
Diluted	$0.21	$0.08	$0.18
Basic average shares outstanding	45,022,365	43,919,402	44,647,550
Diluted average shares outstanding	46,926,074	45,270,948	46,203,185

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,974,577	$29,008	3.95%	$2,934,208	$28,984	3.93%	$2,681,234	$26,888	4.03%
Mortgage-backed securities (3)	451,590	2,356	2.12	486,004	2,510	2.05	538,163	2,769	2.07
Other securities (3)	58,229	252	1.76	57,866	246	1.69	53,068	173	1.31
Federal Home Loan Bank of New York stock	26,351	371	5.71	26,138	310	4.72	25,180	277	4.42
Interest-earning deposits in financial institutions	50,728	82	0.66	68,510	60	0.35	79,345	62	0.31
Total interest-earning assets	3,561,475	32,069	3.65	3,572,726	32,110	3.58	3,376,990	30,169	3.59
Non-interest-earning assets	283,845			284,255			240,976
Total assets	$3,845,320			$3,856,981			$3,617,966

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,736,163	$2,030	0.47%	$1,694,190	$1,985	0.47%	$1,532,914	$2,128	0.56%
Certificates of deposit	533,984	1,590	1.21	586,171	1,630	1.11	588,442	1,296	0.89
Total interest-bearing deposits	2,270,147	3,620	0.65	2,280,361	3,615	0.63	2,121,356	3,424	0.65
Borrowed funds	496,953	1,772	1.45	499,254	1,811	1.44	515,791	2,017	1.57
Total interest-bearing liabilities	2,767,100	5,392	0.79	2,779,615	5,426	0.78	2,637,147	5,441	0.83
Non-interest bearing deposits	383,029			389,303			341,496
Accrued expenses and other liabilities	68,603			65,669			35,309
Total liabilities	3,218,732			3,234,587			3,013,952
Stockholders' equity	626,588			622,394			604,014
Total liabilities and stockholders' equity	$3,845,320			$3,856,981			$3,617,966

Net interest income		$26,677			$26,684			$24,728
Net interest rate spread (4)			2.86%			2.80%			2.76%
Net interest-earning assets (5)	$794,375			$793,111			$739,843
Net interest margin (6)			3.04%			2.97%			2.95%
Average interest-earning assets to interest-bearing liabilities			128.71%			128.53%			128.05%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.